EXECUTION VERSION
ARTICLES OF AMENDMENT
OF THE
RESTATED ARTICLES OF INCORPORATION
OF
CINTAS CORPORATION
September 3, 2024

* * * * *
Pursuant to the provisions of RWC 23B.10 of the Washington Business Corporation Act, the following Articles of Amendment to the Restated Articles of Incorporation of Cintas Corporation, filed with the Secretary of State of the State of Washington on March 20, 1989 (as amended on November 5, 1991, November 5, 1992, December 1, 1994, November 2, 1998, October 30, 2000 and November 1, 2022, the “Restated Articles”) are herewith submitted for filing:
ARTICLE 1:    The name of the corporation is Cintas Corporation (the “Corporation”).
ARTICLE 2:    The amendments to the Restated Articles as adopted are as follows:
Article FIFTH of the Restated Articles is amended and restated in its entirety to (i) reflect the one-for-four stock split approved by the board of directors of the Corporation on April 30, 2024 (the “Stock Split”) and (ii) proportionately increase the number of authorized shares of common stock, no par value, of the Corporation in connection with the Stock Split, with the effect that, from and after the Effective Time (as defined below), Article FIFTH of the Restated Articles shall read as follows:
“FIFTH: The maximum number of shares of which the Corporation is authorized to have outstanding is:
A.1,700,000,000 shares of Common Stock, without par value; and
B.100,000 shares of Preferred Stock, without par value.
As of 5 P.M. Eastern Time on September 11, 2024 (the “Effective Time”), every share of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will automatically be converted into four shares of Common Stock (the “Stock Split”). Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock will, from and after the Effective Time, continue to represent the same number of shares of Common Stock and, to give effect to the Stock Split, the Corporation will issue, at the Effective Time, three new shares of Common Stock in book entry form for each share of Old Common Stock represented by such stock certificate.

The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.
The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.
The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of the funds of the Corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.
The Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the Corporation to the extent legally permissible.
In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the Corporation other than the distributive amounts referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.
Shares of Preferred Stock may be convertible to Common Stock of the Corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board of Directors in designating a particular series of Preferred Stock.
    Holders of Preferred Stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of Preferred Stock.”

ARTICLE 3:    The amendments do not provide for an exchange, reclassification or cancellation of issued shares.
ARTICLE 4:    The date of the adoption of the amendments was April 30, 2024.
ARTICLE 5:    Pursuant to the provisions of Section 23B.06.410(3) and Section 23B.10.020(4)(a) of the Washington Business Corporation Act, no shareholder approval was required for the amendments to the Restated Articles, and the amendments to the Restated Articles were approved by the board of directors of the Corporation.
[Signature Page Follows]

    IN WITNESS WHEREOF, I certify that I am an officer of the Corporation and am authorized to execute these Articles of Amendment on behalf of the Corporation as of the date first written above.

By:	/s/	Todd. M. Schneider
	Name:	Todd M. Schneider
	Title:	President & Chief Executive Officer

[Signature Page to Charter Amendment]